EXHIBIT 3.8
CERTIFICATE OF INCORPORATION
OF
MAXCOM USA, INC.
ARTICLE ONE
          The name of the corporation is Maxcom USA, Inc.
ARTICLE TWO
          The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
          The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.001 per share.
ARTICLE FIVE
          The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Michele N. Kochevar	200 East Randolph Drive
Suite 5800
Chicago, Illinois
ARTICLE SIX
          The corporation is to have perpetual existence.

ARTICLE SEVEN
          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.
ARTICLE EIGHT
          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation provide.
ARTICLE NINE
          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE TEN
          The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE ELEVEN
          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the ___ day of February, 2004.

/s/ Michele N. Kochevar
Michele N. Kochevar,
Sole Incorporator